EXHIBIT 99.1



Contact:  Josef W. Rokus, Vice President -- 508-347-4347



                     Galileo Corporation Announces Sale of
           Its Scientific Detector Products Business and Other Assets

Sturbridge,  Massachusetts,  July 1, 1999 - Galileo Corporation (NASDAQ National
Market: GAEO) today announced that it has sold its Scientific Detector Products Business to BURLE INDUSTRIES, INC. of Lancaster, Pennsylvania. This business includes microchannel plates, Channeltron(R) single channel detectors, microchannel plate-based detectors, flexible fiberoptics lightguides, glass-coated wire, and remote spectroscopy products. BURLE is a leading supplier of electronic tubes, including photomultipliers and silicon target imaging devices as well as power tubes and cavities. BURLE plans to operate the business at its present location in Sturbridge, Massachusetts. Separately, Galileo announced that it has also sold certain manufacturing assets related to a previously discontinued business to IPG Photonics Corporation of Sturbridge, Massachusetts. IPG Photonics, a part of the IP Group which is based in Burbach, Germany, is a supplier of optical fiber amplifiers and lasers for applications in telecommunications, laser material processing, product coding and the printing industry. The Company has applied the proceeds from these transactions, aggregating approximately $8.5 million, to the repayment of the Company's indebtedness under its revolving credit agreement, reducing the outstanding balance thereunder to below $6 million, as required. Gerhard R. Andlinger, Galileo's Chairman of the Board, said, "The sales of our Scientific Detector Products Business and the other assets are key steps in our strategy of focusing our Company on those businesses which we believe provide the best long-term growth opportunities for Galileo. We are particularly pleased that we were able to sell the Scientific Detector Products Business to BURLE INDUSTRIES because of BURLE's long involvement in many of the same markets. We believe that the sale will benefit our customers, employees and suppliers, as well as our shareholders, and we will work closely with BURLE to ensure a smooth transition."